UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 23, 2004

Commission File Number: 0-17821

ALLION HEALTHCARE, INC.
(Exact Name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	11-2962027 (I.R.S. Employer Identification No.)

1660 Walt Whitman Road, Suite 105, Melville, NY 11747
(Address of principal executive offices)

Registrant’s telephone number, including area code: (631) 547-6520

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communication pursuant to Rule 425 under Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) Under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) Under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 3.02  Unregistered Sales of Equity Securities

On December 23, 2004 Allion Healthcare, Inc., a Delaware corporation (“Allion”), completed a second closing in a private placement of shares of its Series E Convertible Preferred Stock, par value $.001 per share (the “Series E Preferred Stock”). At the second closing, Allion sold 114,000 shares of Series E Preferred Stock at a price of $6.25 per share to certain accredited investors for an aggregate purchase price of $712,500. The purchase price was paid in cash. As reported in a Current Report on Form 8-K filed with the SEC on December 20, 2004 (the “December 20 8-K”), on December 17 Allion sold 550,013 shares of Series E Preferred Stock to other accredited investors at the same per share price, for an aggregate cash purchase price of $3,437,581.

As previously reported, Allion retained Sands Brothers International, Ltd. as placement agent to assist it with the private placement. In connection with the placement of 640,013 shares of Series E Preferred Stock, Allion paid Sands Brothers a fee of $320,006.50 in cash, and it will issue to Sands Brothers 5-year warrants to purchase 51,201 shares of Allion common stock (representing 8% of the number of shares of Series E Preferred Stock sold by Sands Brothers). The warrants will have a per share exercise price of $6.25, subject to customary provisions regarding anti-dilution and “net issue” exercise.

As reported previously, the Series E Preferred Stock was sold pursuant to an exemption from registration under Rule 506 of the Securities Act of 1933 (and similar exemptions from registration under applicable state securities laws). The holders of Series E Preferred Stock may, at their option and from time to time, convert their shares of Series E Preferred Stock into Allion common stock. Initially, each share of Series E Preferred Stock is convertible into one share of common stock, but the conversion ratio is subject to adjustment under certain circumstances, as explained in the December 20 8-K. For additional information on the rights of the holders of the Series E Preferred Stock, including the terms of a Registration Rights Agreement applicable to the Series E Preferred Stock, see the December 20 8-K (including the documents filed as exhibits to that report).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 29, 2004

Allion Healthcare, Inc.
By: /s/ James G. Spencer
James G. Spencer Chief Financial Officer, Secretary and Treasurer